EXHIBIT 10.1

JAMES J. PIECZYNSKI
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 28th day of  September, 2012 (the “Effective Date”), by and among CapitalSource Inc., a Delaware corporation (“CapitalSource” or “Parent”) CapitalSource Bank, a California industrial bank (the “Company” or “Bank” and, along with CapitalSource, the “Employer”, as applicable) and James J. Pieczynski, an individual (the “Executive”).

WHEREAS, the Executive and Parent entered into that certain amended and restated employment agreement dated as of December 16, 2009 (the “Amended Employment Agreement”);

WHEREAS, the Executive is currently employed as Chief Executive Officer of CapitalSource and President of the Bank;

WHEREAS, CapitalSource, the Bank and the Executive desire to amend and restate the Amended Employment Agreement and enter into this Agreement to set out the terms and conditions for the continued employment relationship of the Executive with the Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.           Employment Agreement.  On the terms and conditions set forth in this Agreement, CapitalSource and the Company agree to employ the Executive and the Executive agrees to continue to be employed by CapitalSource and the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3.  The Executive shall be an employee of the Company.  Terms used herein with initial capitalization not otherwise defined are defined in Section 25.

2.           Term.  The term of employment under this Agreement shall be for a period ending on December 31, 2015 (the “Term” or the “Employment Period”), unless sooner terminated as hereinafter set forth.  The Employer may determine in its sole discretion whether to extend the Employment Period.  If the Employer determines not to extend the Employment Period, the Employer shall provide written notice to the Executive, in accordance with Section 13 hereof not less than 60 days before the end of the Employment Period, that the Employment Period will not be renewed (“Non-Renewal”). Anything herein to the contrary notwithstanding, if on the date of a Change in Control, the remaining term of the Employment Period is less than 24 months, the Employment Period shall be automatically extended to the end of the 24 month period following such Change in Control.

3.           Position and Duties.

(a)           Executive Positions.  During the Employment Period, the Executive shall serve as Chief Executive Officer of the Parent and President of the Company.  In such capacities, prior to any Change in Control, the Executive shall report to the Parent Board and to the Chief Executive Officer of the Bank, as determined by the Parent Board or Chief Executive Officer of the Bank, respectively.  The Executive shall, at the Employer’s request, also serve in such other officer position(s) of any of the Company’s or Parent’s subsidiaries or affiliates, in each case without further compensation beyond that set forth in this Agreement and as a member of such management, executive, credit, disclosure and other committees as determined by the Bank Board or Parent Board from time to time.  During the Employment Period, the Executive shall have the duties, responsibilities, powers and authority not inconsistent with those set forth in the Parent’s bylaws, as amended from time to time, as determined from time to time by the Parent Board, customarily exercised by individuals serving in the position of Chief Executive Officer.   During the Employment Period, the Executive shall have the duties, responsibilities, powers and authority not inconsistent with those set forth in the Bank’s bylaws, as amended from time to time, as determined from time to time by the Bank Board or the Bank’s Chief Executive Officer, customarily exercised by individuals serving in the position of President, for a company the size and nature of the Bank.  The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Employer; provided that the Executive shall be entitled to (i) serve as a member of the board of directors of a reasonable number of other companies, (ii) to serve on civic, charitable, educational, religious, public interest or public service boards, and (iii) to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.  The Executive’s service as a member of the board of directors for a publicly traded company shall be subject to the prior approval of the Parent Board, which approval shall not be unreasonably withheld.

(b)           Executive is a member of the Parent Board as of the Effective Date and CapitalSource shall use its commercially reasonable best efforts to cause Executive to be nominated to serve for an additional term at the expiration of his current Parent Board term (and each subsequent expiration of the Parent Board term thereafter) for the remainder of the Employment Period; provided, however, Executive agrees that if his employment as Chief Executive Officer terminates, he will resign from his position on the Parent Board co-terminous with his termination unless otherwise mutually agreed with the Parent Board.

4.           Place of Performance.  During the Employment Period, the Executive shall be based primarily at one or more offices of the Employer designated by the Employer (currently in Los Angeles, California and Westlake Village, California) except for reasonable travel on the Employer’s business consistent with the Executive’s position.

5.           Compensation and Benefits.

(a)           Base Salary.   Commencing on the Effective Date, the Employer shall pay to the Executive a base salary at the rate of no less than $700,000 per calendar year (the “Base

Salary”), less applicable deductions, and prorated for any partial year.  The Base Salary shall be reviewed for increase by the Employer no less frequently than annually and may be increased in the discretion of the Employer.  Any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement.  The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures.  The Executive’s Base Salary may not be decreased during the Employment Period.

(b)           Annual Bonus.  For each calendar year that ends during the Employment Period and prior to a Change in Control, the Executive shall be eligible to receive an annual target cash bonus equal to 100% of the Base Salary in effect at the end of such calendar year, in each case as determined by the Bank Board and Parent Board, as applicable, or the compensation committee(s) thereof (as applicable), subject to the Employer’s and/or one or more Company Affiliate’s overall performance and business prospects, the performance of the Executive and such other factors as determined by the Bank Board and Parent Board, as applicable, or the compensation committee(s) thereof (as applicable).  The bonus paid to the Executive may be greater or less than the target cash bonus based upon whether the target performance factors have been achieved or exceeded or other reasons or factors.  For each calendar year that ends during the Employment Period and after a Change in Control, the Executive shall be eligible to receive an annual target bonus in an amount not less than 200% the Base Salary as in effect on the last day of such calendar year.  Any annual bonus payable to the Executive hereunder shall be paid at the time bonuses are otherwise paid to other executive officers of the Employer, but in any event, no later than March 15 of the calendar year following the year with respect to which such annual bonus is earned.

(c)           Options and Restricted Stock Units.  In consideration for entering into this Agreement, effective as of the Effective Date, the Parent will grant to the Executive 90,000 restricted stock units of CapitalSource Inc., vesting in equal amounts on each of the first, second and third anniversaries of the Effective Date and an option to purchase 560,000 shares of CapitalSource Inc.’s common stock, vesting in equal amounts on each of the first and second anniversaries of the Effective Date. The restricted stock units and option will be subject to other conditions set forth in the applicable award agreement governing the awards.  Unless otherwise provided in this Agreement or in the applicable award agreement, the unvested portion of such option and any such unvested restricted stock units shall be forfeited by the Executive upon the termination of the Executive’s employment with the Employer.  Except as expressly set forth in this Agreement, the grant of the option and restricted stock units contemplated by this Section 5(c) shall be governed by and be subject to the terms and conditions set forth in the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan, as amended from time to time (the “Plan”), and is documented and evidenced by award agreement under the Plan executed by the Employer and the Executive.  The Executive shall be eligible to receive comparable future annual equity awards, which awards may be subject to vesting on achievement of performance goals, if the Parent Board (or compensation committee thereof) so determines.

(d)           Vacation; Benefits.  During the Employment Period, the Executive shall be entitled to four weeks of vacation annually.  Unless required by applicable law, the Executive shall not be entitled to any cash compensation for accrued and unused vacation upon termination of employment.  The Executive agrees that any vacation taken during his employment shall be subject to and take into account applicable banking laws and regulations, with no more than two (2) weeks scheduled consecutively, and shall otherwise be subject to the Employer’s policies governing vacation.  In addition, the Employer shall provide to the Executive all employee and executive benefit plans, practices, perquisites and programs maintained by the Employer and made generally available to employees or executives including, without limitation, pension, retirement, profit sharing, incentive compensation, savings, medical, hospitalization, disability, dental, life and travel accident insurance, benefit plans, and sick leave on a basis that (i) prior to a Change in Control is comparable in all material respects to that provided to other similarly situated members of the Bank’s or Parent’s Executive Committee (or successor committee performing substantially similar functions), and (ii) following a Change in Control is at least as favorable in all material respects to that provided to the other most senior executives of the Bank or Parent.  Subject to the terms of this Agreement, all benefits are provided at the Employer’s and Company Affiliates’, as applicable, sole discretion.  Subject to the terms of this Agreement, the Employer and Company Affiliates, as applicable, shall have the right to change insurance carriers and to adopt, amend, terminate or modify employee benefit, equity incentive, deferred compensation and other plans, practices, perquisites, programs and arrangements at any time and without the consent of the Executive.

(e)           Employer Compensation Plans.  Except as otherwise provided here, all compensation provided to the Executive pursuant to Section 5 shall be in accordance with the Employer’s and Company Affiliates’ compensation plans and policies.

(f)           Clawback/Recoupment.  Any compensation paid to the Executive shall be subject to mandatory repayment by the Executive to the Employer or Parent, as applicable, to the extent the Executive is, or in the future becomes, subject to (i) any “clawback” or recoupment policy that is adopted to comply with any applicable law, rule or regulation, or any other requirement, or (ii) any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation.

6.           Expenses.  The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder.  The Employer shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

7.           Confidentiality, Non-Disclosure and Non-Competition Agreement.  The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive will have access to and may assist in developing Company Confidential Information and will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Company Affiliates.  The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Employer and Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Employer and Company Affiliates:

(a)           Non-Disclosure.  During and after the Executive’s employment with the Employer or Company Affiliates, the Executive will not knowingly, directly or indirectly through an intermediary, use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Employer or Company Affiliates, or otherwise, during such employment, is within the scope of the Executive’s duties with the Employer or Company Affiliates as determined reasonably and in good faith by the Executive.  Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a); (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive; or (v) as to information that the Executive possessed prior to the commencement of employment with the Employer.  In the event the Executive is required or compelled by legal process to disclose any Company Confidential Information, he will immediately inform the Employer so that the Employer may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order.

(b)           Materials.  The Executive will not remove, directly or indirectly through an intermediary, any Company Confidential Information or any other property of the Employer or any Company Affiliate from the Employer’s or Company Affiliate’s premises or make copies of such materials except for normal and customary use in the Employer’s or the Company Affiliate’s business as determined reasonably and in good faith by the Executive.  The Employer acknowledges that the Executive, in the ordinary course of his duties, routinely uses and stores Company Confidential Information at home and other locations.  The Executive will return to the Employer all Company Confidential Information and copies thereof and all other property of the Employer or any Company Affiliate at any time upon the request of the Employer and in any event promptly after termination of Executive’s employment.  The Executive agrees to attempt in good faith to identify and return to the Employer any copies of any Company Confidential Information after the Executive ceases to be employed by the Employer.  Anything to the contrary notwithstanding, nothing in this Section 7(b) shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.

(c)           No Solicitation or Hiring of Employees.  During the Non-Compete Period, the Executive shall not, directly or indirectly through an intermediary, solicit, entice, persuade or induce any individual who is employed by the Employer or any Company Affiliate (or who was so employed within 180 days prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Employer or Company Affiliates, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person.  Anything to the contrary notwithstanding, the Employer agrees that (i) the Executive’s responding to an unsolicited request from any former employee of the Employer for advice on employment matters; and (ii) the Executive’s responding to an unsolicited request for an employment reference regarding any  former employee of the Employer from such  former employee, or from a third party, by providing a reference setting forth his personal views about such  former employee, shall not be deemed a violation of this Section 7(c).  Notwithstanding the foregoing, this Section 7(c) shall not preclude the Executive from soliciting for employment or hiring any person who has been discharged by the Employer or any Company Affiliate without cause.

In the event that any restrictive covenant contained in any Employer or Company Affiliate policy, program, agreement or other arrangement to which the Executive is subject (including any such company policy, program, agreement or other arrangement to which the Executive becomes subject after the date hereof) is more restrictive than the provisions of this Section 7, the relevant provision or provisions of this Section 7 shall supersede such more restrictive provision or provisions unless the Employer and the Executive expressly agree, in writing, to have such more restrictive provision or provisions be controlling.

(d)           Non-Competition.

(i)           During the Non-Compete Period, to the extent permissible under California law, the Executive shall not, directly or indirectly through an intermediary, (A) solicit or encourage any client or customer of the Employer or any Company Affiliate, or any person or entity who was a client or customer within 180 days prior to Executive’s action, to terminate, reduce or alter in a manner adverse to the Employer or any Company Affiliate any existing business arrangements with the Employer or any Company Affiliate or to transfer existing business from the Employer or any Company Affiliate to any other person or entity, or (B) provide services to any entity if (i) during the 12 months preceding such action more than 10% of the revenues of such entity and its affiliates is derived from any business from which the Employer or any Company Affiliate derived more than 10% of its revenues during such period (such percentage determined on a pro forma basis for any business acquired during such 12 month period as if the acquisition had occurred at the beginning of such 12 month period) (a “Material Business”) or (ii) the services to be provided by the Executive are competitive with a Material Business and substantially similar to those previously provided by the Executive to the Employer or any Company Affiliate; provided, however, that following a Change in Control, this Section 7(d)(i)(B) shall not apply to the Executive, or (C) own an interest in any entity described in subsection (B)(i) immediately above; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity and does not otherwise violate any Company or Company Affiliate policy applicable to Executive.  For purposes of this Section 7(d), a “client or customer” shall be limited to any actual borrower, customer or client of the Employer or any Company Affiliate (as set forth in the Employer’s CAM or substantially similar successor or other system) and any other entity in the “term sheet issued,” “term sheet executed” or “credit committee approved” categories listed in the Employer’s DealTracker or substantially similar successor or other system.  The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Employer in writing that it has read this Agreement.  The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer and Company Affiliates, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of the covenant would be proper.

(ii)           If the restrictions contained in Section 7(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(e)           Compliance with Employer’s Policies.  The Executive agrees to observe and comply with the policies and rules of the Employer and Company Affiliates unless such compliance is inconsistent with the terms of this Agreement.

(f)           Non-Disparagement.  Neither the Employer nor the Executive shall initiate, participate or engage in any communication whatsoever with any current or former customer, supplier, vendor or competitor of the Employer or any Company Affiliate or any of their respective shareholders, partners, members, directors, managers, officers, employees or agents, or with any current or former shareholder, director, manager, officer, employee or agent of the Employer or any Company Affiliate, which communication could reasonably be interpreted as derogatory or disparaging to the Executive or the Employer or any Company Affiliate, as applicable, including but not limited to the business, practices, policies, shareholders, partners, members, directors, managers, officers, employees, agents, advisors and attorneys of the Employer or any Company Affiliate.  The Employer agrees to use its commercially reasonable best efforts to cause its directors and executive officers not to engage in any public statement or communication that could reasonably be interpreted as derogatory or disparaging to the Executive.  The foregoing shall not be violated by truthful statements by either party in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(g)           Publicity.  During the Employment Period, the Executive hereby grants to the Employer the right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Employer or any Company Affiliate, and any documents or other matters to the extent legally required.

(h)           Cooperation in Litigation.  The Executive agrees to cooperate fully with the Employer and Company Affiliates and its or their counsel in any litigation or investigation that arises out of or is related in any way to Executive’s service with the Employer and Company Affiliates.  The cooperation includes making Executive available for reasonable periods of time upon reasonable notice to the Employer’s counsel in any such litigation or investigation and to provide testimony before or during such litigation or investigation.

(i)        Enforcement.  The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Employer and the Company Affiliates will be irreparably injured, the full extent of the damages to the Employer and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and the Company Affiliates, and the Employer will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives.  The Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement.  The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.  The Executive further agrees that any breach of this Agreement by the Employer prior to the Date of Termination shall not release the Executive from compliance with his obligations under this Section 7, as long as the Employer fully complies with Sections 9, 11, and 12.  The Employer further agrees that any breach during the Employment Period of this Agreement by the Executive that does not result in the Executive being terminated for Cause shall not release the Employer from compliance with its obligations under this Agreement.  Notwithstanding the foregoing two sentences, neither party shall be precluded from pursuing judicial remedies as a result of any such breaches.

8.           Termination of Employment.

(a)           Permitted Terminations.  The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)           Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death;

(ii)           By the Employer.  The Employer may terminate the Executive’s employment for:

(A)           Disability.  If the Executive shall have been substantially unable to perform, despite reasonable accommodation, the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a “Disability”) (provided, that until such termination, the Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any Employer-provided disability insurance policy or plan applicable to him); or

(B)           Cause.  For Cause or without Cause.  If the Employer terminates Executive’s employment without Cause, then the Employer shall provide written notice to the Executive at least ten (10) days prior to the Date of Termination.

(iii)           By the Executive.  The Executive may terminate his employment for any reason (including Good Reason) or for no reason.  If the Executive terminates his employment without Good Reason, then he shall provide written notice to the Employer at least ten (10) days prior to the Date of Termination.

(b)           Termination.  Any termination of the Executive’s employment by the Employer or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with the requirements of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Termination of the Executive’s employment shall take effect on the Date of Termination.  The Executive agrees, in the event of any dispute under Section 8(a)(ii)(A) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and the Executive, the cost of such examination to be paid by the Employer.  The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose.  This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws.

9.           Compensation Upon Termination.

(a)           Death.  If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Employer or the Executive’s legal representatives.  Upon the Executive’s death, the Employer shall pay or provide the following:

(i)           Base Salary.  The Employer shall pay to the Executive’s legal representative or estate, as applicable, an amount equal to one year’s Base Salary reduced by amounts payable to the Executive’s legal representative, estate and beneficiaries on account of any life insurance plan or policy provided by the Employer or Company Affiliates for the benefit of the Executive, and such amount shall be paid in a single lump sum within thirty days following the Executive’s death.  Notwithstanding the foregoing, the Employer shall pay to the Executive any difference in the amounts ultimately paid in accordance with such plan or policy and the amount treated as payable pursuant to this Section 9(a)(i) within 30 days of a final determination by the insurance company of the amount of payment and subject to the provision of such documentation to the Employer.

(ii)           Accrued Benefits.  The Employer shall pay to the Executive’s legal representative or estate, as applicable, the Accrued Benefits and the rights of the Executive’s legal representative or estate with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement (except as provided in the next paragraph); and

(iii)           Equity Awards.  Notwithstanding any provision of the related plan or award agreements, all outstanding equity awards held by the Executive immediately prior to his

death shall immediately vest.   All options shall remain exercisable for the length of their remaining terms.

The Employer shall pay to the Executive’s legal representatives or estate, or as may be directed by the legal representatives of such estate, the Executive’s Accrued Benefits due pursuant to Section 9(a)(ii), at the time such payments are due.  Except as set forth herein, the Employer and Company Affiliates shall have no further obligation to the Executive or his legal representatives, estate or heirs upon his death under this Agreement.

(b)           Disability.  If the Employer terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), (A) the Employer shall pay to the Executive (i) the Executive’s Base Salary due through the Date of Termination, and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due, and (B) all outstanding equity awards held by the Executive immediately prior to his termination shall immediately vest.    All options shall remain exercisable for the length of their remaining terms.  Except as set forth herein, the Employer and Company Affiliates shall have no further obligations to the Executive under this Agreement upon Executive’s termination due to Disability pursuant to Section 8(a)(ii)(A).

(c)           Termination by the Employer for Cause; by the Executive without Good Reason.  If, during the Employment Period, the Employer terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii)(B) or the Executive terminates his employment without Good Reason, the Employer shall pay to the Executive the Executive’s Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Executive’s rights with respect to then vested or exercisable equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements except that all of his then unvested or unexercisable equity or equity-related awards shall be terminated. Except as set forth herein, the Employer shall have no further obligations to the Executive under this Agreement upon such termination.

(d)           Termination by the Employer without Cause or by the Executive with Good Reason.

(i)           If, other than as set forth in Section 9(d)(ii), the Employer terminates the Executive’s employment prior to the last day of the Employment Period pursuant to Section 8(a)(ii)(B) other than for Cause or the Executive terminates his employment hereunder with Good Reason, the Employer shall pay the Executive all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due, and the Executive’s Base Salary due through the Date of Termination.  The Executive shall also be entitled to the Severance Payments.

(ii)           Notwithstanding Section 9(d)(i), if, within 24 months following consummation of a Change in Control or at any time within the period commencing three months prior to (i) the execution of a binding agreement for a transaction, or (ii) the making of a tender or exchange offer, in either case that, if consummated, would result in a Change in Control and ending on the date of the Change in Control or, if earlier, the date that such transaction is completely abandoned by the parties thereto (regardless of whether a Change in Control actually occurs), the Employer terminates the Executive’s employment during the Employment Period pursuant to Section 8(a)(ii)(B) other than for Cause or the Executive terminates his employment hereunder with Good Reason, the Employer shall pay the Executive all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due and the Executive’s Base Salary due through the Date of Termination.  The Executive shall also be entitled to the Severance Payments.

(iii)           Notwithstanding any other provision of this Agreement, the Plan or any other agreement between the Executive and Employer or any Company Affiliate, at any time before a Change in Control, upon or after having notice having been provided by the Executive of the occurrence or claimed occurrence of any Good Reason event or breach pursuant to the definition of Good Reason in this Agreement, the Executive may terminate employment during the cure period set forth in the definition of Good Reason in this Agreement and, if the Executive does not terminate employment during the cure period, the Employer may terminate Executive’s employment.  During the cure period, such termination of employment, whether initiated by the Executive or the Employer, will not be considered to be a termination of employment by the Executive with or without Good Reason or a termination of employment by the Employer with or without Cause.  The determination of the category of such termination will be made by the end of the cure period.  The termination will not be treated as a Good Reason termination unless it is determined by the Employer that Good Reason exists and the Employer has failed to cure such event before the expiration of the cure period.  If the Executive’s employment has terminated by the Executive or the Employer, and (i) no Good Reason event has occurred, the Executive will be deemed to have terminated employment without Good Reason, or (ii) there is a Good Reason event, the Employer cures it before the cure period expires, and the Executive fails to immediately return to work, the Executive will be deemed to have terminated employment without Good Reason.

(e)           Liquidated Damages.  The parties acknowledge and agree that damages which will result to the Executive for termination by the Employer of the Executive’s employment without Cause under Section 8(a)(ii)(B) or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payments shall constitute liquidated damages for any such termination.  The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims substantially in the form of the release attached hereto as Exhibit A.  Within two business days of the Date of Termination, the Employer shall deliver to the Executive the release for the Executive to execute.  The Executive will forfeit all rights to the Severance Payments unless the Executive executes and delivers to the Employer the release within 30 days of delivery of the release by the Employer to the Executive and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”).   The Employer and Company Affiliates shall have no obligation to provide the Severance Payments prior to the Release Effective Date.  Subject to Section 9(g) below, the Severance Payments shall be made within three business days of the Release Effective

Date.  If the Executive fails to comply with his obligations under Section 7, the Executive shall, to the extent such amounts are paid, vested or distributed pursuant to Section 9 hereof, (i) forfeit outstanding equity awards, (ii) transfer the shares underlying equity awards that were accelerated pursuant to Section 9 and settled in shares to Parent for no consideration and (iii) repay the after-tax amount of the Severance Payments and any equity awards that were accelerated pursuant to Section 9 and settled in cash or sold.

(f)           No Offset.  In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain.  The Employer’s and Company Affiliates’ obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Employer or its affiliates may have against him for any reason.

(g)           Section 409A.  To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)(“Section 409A”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Employer, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9(g).

(i)           For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.

(ii)           The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(iii)           Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Employer from time to time), and (ii) the Employer makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Employer will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.   To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Employer shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Employer or to the extent that such benefits would otherwise have been provided by the Employer at no cost to the Executive, the Employer’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Employer in accordance with the procedures specified herein.

(iv)           (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

(v)           Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

(h)           Cell phone/Email Address.  If not precluded or limited by applicable law at the time, the Employer shall use its commercially reasonable best efforts upon termination of the Executive's employment for any reason, to cause the Executive's cell phone number assigned to his Employer -provided cell phone to be retained by the Executive if he so elects (and the Employer shall assist in transferring such cell phone number to an account with the cell phone service provider in the Executive’s name) and, the Employer shall forward to the Executive, as soon as reasonably practicable, relevant e-mail sent to his “capitalsource” email account and received during the 60 days following such termination.

(i)           FDIC Regulation.  Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

10.           Parachute Limitations.

Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive and the Employer or Company Affiliates, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 10 (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Employer or Company Affiliates for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this Agreement shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for Executive under the Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Executive from the Employer or Company Affiliate under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Executive without causing any such payment or benefit to be considered a Parachute Payment.  In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Executive under the Agreement, any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Executive as described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive's sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment; provided, however, that in order to comply with Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to a right, payment or benefit reduces the Parachute Payment to the greatest extent.

11.           Indemnification.  During the Employment Period and thereafter, the Employer agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Employer, or the Executive’s service in any such capacity or similar capacity with a Company Affiliate or other entity at the request of the Employer, both prior to and after the Effective Date, and promptly to advance to the Executive or the Executive’s heirs or representatives any and all such expenses upon written request with appropriate documentation of such expense and upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Employer.  During the Employment Period and thereafter covering the Employment Period, the Employer also shall provide the Executive with coverage under its or a Company Affiliate’s (at its election) then current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers.  If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Employer prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification unless the Employer or a Company Affiliate is materially prejudiced by such failure.  The Employer or a Company Affiliate shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense.  To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Employer or a Company Affiliate and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Employer and shall be entitled to separate representation at the Employer’s expense by counsel selected by the Executive (provided that the Employer may reasonably object to the selection of any counsel within five (5) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Employer’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense and to the extent possible and consistent with all applicable rules of legal ethics.  This Section 11 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

12.           Attorney’s Fees.  If a Change in Control has not occurred, the Employer shall reimburse the Executive (and his beneficiaries) within sixty (60) days of submission of the request for reimbursement for any and all reasonable costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by the Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, the Executive’s employment with the Employer, or the termination thereof; provided that this is not a claim (a) brought by the Employer on account of the Executive’s alleged breach of Section 7 of this Agreement, breach of the Executive’s fiduciary duty of loyalty, or fraud or material misconduct, if the Employer is the prevailing party, (b) brought pursuant to a claim of Good Reason pursuant to Section 9(d)(iii) unless it is determined that Good Reason exists, or (c) brought by the Executive unless the Executive prevails on at least one material claim.

Following a Change in Control, the Employer shall advance the Executive (and his beneficiaries) any and all reasonable costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by the Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, the Executive’s employment with the Employer, or the termination thereof; provided that the Executive shall reimburse the Employer any advances to cover expenses incurred by the Executive for claims (a) brought by the Employer on account of the Executive’s alleged breach of Section 7 of this Agreement, breach of the Executive’s fiduciary duty of loyalty, or fraud or material misconduct, if the Employer is the prevailing party, (b) brought pursuant to a claim of Good Reason pursuant to Section 9(d)(iii) unless it is determined that Good Reason exists, or (c) brought by the Executive unless the Executive prevails on at least one material claim.  Pending the resolution of any such claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits described in Section 5 of this Agreement.

This Section 12 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

13.            Notices.  All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)	If to CapitalSource Inc. or the Company to both: CapitalSource Inc. 5404 Wisconsin Avenue, 2nd Floor Chevy Chase, Maryland 20815 Attn: Chairman of the Board and General Counsel Fax: (301) 272-3423

and

CapitalSource Bank 633 West 5th Street 33rd Floor Los Angeles, CA 90071 Attn: Chief Executive Officer and General Counsel Fax: (301) 272-3423

(ii)	If to the Executive: James J. Pieczynski Address last shown on the Employer's Records

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

14.            Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

15.           Effect on Other Agreements.  This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive and supersedes the terms of any plan, policy, agreement, award or other arrangement of the Employer or Company Affiliates (whether entered into before or after the Effective Date). Notwithstanding any provision in this Agreement, the Plan or any award agreement to the contrary, outstanding equity awards held by the Executive shall not become vested, by acceleration or otherwise, in connection with any termination of employment or other event to the extent vesting, acceleration or delivery would result in the Parent violating the five percent exception on fast vesting of awards of restricted stock or restricted stock units pursuant to Section 11.2 of the Plan.  To the extent that such vesting, acceleration or delivery is prohibited pursuant to the foregoing, the Executive shall receive a cash payment equivalent to the fair market value of the award on the date that such award would otherwise have vested or been accelerated or such shares would otherwise have been delivered, and such equity award shall be terminated and forfeited.  Notwithstanding any provision in this Agreement, the Plan or any award agreement to the contrary, before a Change in Control, if the Executive takes actions in material violation or breach of any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Employer or Company Affiliates or any confidentiality obligation with respect to the Employer or Company Affiliates, then the Employer shall have the right to cause an immediate forfeiture of his rights to all of his outstanding equity awards and any such forfeited awards shall immediately expire; provided, however that the value of any forfeited restricted stock awards shall not exceed 120% of the Employer’s good faith determination of the maximum amount of its and the Company Affiliates’ aggregate potential or actual damages arising out of such violation or breach.  If the Executive has vested in shares of restricted stock during the two year period prior to such actions, he will owe the Employer a cash payment (or forfeiture of shares) in an amount determined as follows: (1) for any such shares that the Executive sold prior to receiving notice from the Employer, the amount will be the proceeds received from the sale(s), and (2) for any such shares that the Executive still owns, the amount will be the number of such shares owned times the Fair Market Value (as defined in the Plan) of the shares on the date he received notice from the Employer (provided, that the Employer may require the Executive to satisfy his payment obligations hereunder either by forfeiting and returning to the Employer such shares or any other shares or making a cash payment or a combination of these methods as determined by the Company in its sole discretion); provided, however, that the value of the cash payment required by the foregoing shall not exceed 120% of the Employer’s good faith determination of the maximum amount of its and the Company Affiliates’ aggregate potential or actual damages arising out of the Executive’s violation or breach.

16.           Survival.  It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 12, 13, 15, 17, 18, 19, 21, 22 and 24 hereof and this Section 16 shall survive the termination of employment of the Executive.  In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

17.           Assignment.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder, (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor entity, and (iii) the rights and obligations of the Employer hereunder shall be assignable and delegable to Parent, Bank and/or CapitalSource Finance LLC.  The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

18.           Binding Effect.  Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives and permitted successors and assigns.

19.            Amendment; Waiver.  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought.  Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

20.            Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

21.            Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

22.            Entire Agreement.  This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

23.            Counterparts.  This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

24.           Withholding.  The Employer or Parent may withhold from any benefit payment or any other payment or amount under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer, vesting or conversion of stock, restricted stock units or other property shall be satisfied through surrendering, forfeiture and withholding an appropriate number of shares of stock, restricted stock units or appropriate amount of such other property.  The Executive hereby agrees that the tax withholding obligations with respect to the foregoing shall be satisfied by such surrender, forfeiture and withholding on the applicable dates and hereby authorizes the Employer or Parent to use such portions to satisfy such obligations.

25.            Definitions.

“Accrued Benefits” means (i) any compensation deferred by the Executive prior to the Date of Termination and not paid by the Employer or otherwise specifically addressed by this Agreement; (ii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Employer; (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6; and (iv) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Employer.

“Bank Board” means the Company’s Board of Directors.

“Cause” shall be limited to the following events (i) the Executive’s conviction of, or plea of  nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) the Executive’s willful and continued failure to substantially perform his essential job functions hereunder after receipt of written notice from the Employer that specifically identifies the manner in which the Executive has substantially failed to perform his essential job functions and specifying the manner in which the Executive may substantially perform his essential job functions in the future; (iii) a material act of fraud or willful and material misconduct with respect, in each case, to the Employer or Company Affiliates, by the Executive; (iv) Employer’s termination of Executive’s employment arising out of or in connection with any direct or indirect order, request, mandate or other instruction of the Federal Deposit Insurance Corporation, the California Department of Financial Institutions, or any other state or federal regulatory body with oversight or authority over banking or the Employer or Company Affiliates (a “Regulator”);  or a finding by any such Regulator that Executive’s performance threatens the safety or soundness of the Employer or any Company Affiliate; (v) the Executive’s failure to furnish all information or take any other steps necessary to enable Employer to maintain fidelity bond coverage (in an amount and with a surety company selected by Employer in its sole discretion) of Executive during the term of his employment; or (vi) a willful and material breach of Section 7(c) or (d) of this Agreement.  For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer or Company Affiliate, as appropriate.  Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination, including, without limitation, whether such basis is an indirect order, request, mandate or other instruction of any Regulator, is provided to the Executive, (B) as to clause (ii) of this paragraph, he is given 30 days to cure the neglect or conduct that is the basis of such claim (it being understood that any errors in expense reimbursement may be cured by repayment), (C) if he fails to cure such neglect or conduct, the Executive has an opportunity to be heard with counsel of his choosing before the full Bank Board or Parent Board (as determined by the Company and Parent) prior to any vote regarding the existence of Cause and (D) there is a vote of a majority of the members of the Bank Board or Parent Board, as applicable, excluding the Executive, to terminate him for Cause.

“Change in Control” means the occurrence of one or more of the following events, for either the Company or Parent:  (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 13(d)(3) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 30% of the Voting Stock of the Company or Parent; (ii) within any 24 month period the majority of the Bank Board or Parent Board consists of individuals other than Incumbent Directors, which term means the members of the Bank Board or Parent

Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors of the applicable company shall be considered to be an Incumbent Director; (iii) the Company or Parent adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) the Company or Parent transfers all or substantially all of its assets or business (unless the shareholders of the applicable company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the applicable company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of, as applicable, the Company or Parent or the Company’s or Parent’s ultimate parent company if the Company or Parent is a subsidiary of another corporation); or (v) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Company or Parent, as applicable, immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of, as applicable, the Company or Parent or the Company’s or Parent’s ultimate parent company if the Company or Parent is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).  For purposes of this Change in Control definition, the Company and Parent shall include any entity that succeeds to all or substantially all of the business of the Company or Parent and “Voting Stock” shall mean securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

“Company Affiliate” means any entity controlled by, in control of, or under common control with, the Employer, including without limitation, Parent and its subsidiaries.

“Company Confidential Information” means information known to the Executive to constitute trade secrets or proprietary information belonging to the Employer or Company Affiliates or other non-public information, confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending transaction between Employer or any Company Affiliate and an existing or pending client or customer (as the phrase “client or customer” is defined in Section 7(d)(i) hereof) or other person or entity, in each case, received by the Executive in the course of his employment by the Employer or in connection with his duties with the Employer.  Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Employer,  information publicly available or generally known within the industry or trade in which the Employer competes and information or knowledge possessed by the Executive prior to his employment by the Employer, shall not be considered Company Confidential Information.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; or (iii) if the Executive’s employment is terminated by the Employer pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Code Section 409A, references to Executive’s termination of employment (and corollary terms) with the Employer shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Employer.

“Good Reason” means, unless otherwise agreed to in writing by the Executive, (i) a reduction in the Executive’s Base Salary (except, before  a Change in Control, any reduction required by any applicable law, rule or other regulatory authority), or after a Change in Control, eligibility for the target annual bonus under Section 5(b); (ii) the requirement that the Executive report to someone other than the Parent Board in his role as Chief Executive Officer of the Parent or to the Chief Executive Officer of the Bank or the Bank Board in his role as President of the Company (or any other equally or more senior officer of the Company or Parent, as applicable); (iii) a material diminution in the Executive’s title, authority, responsibilities or duties (not including, by itself, removal of authority or responsibility for any single aspect of his position); provided, however, that in connection with or subsequent to CapitalSource becoming a bank holding company the Executive’s transition to the second most senior officer of the Parent shall not be deemed a material diminution as long as the chief executive officer of the Bank on the Effective Date of this Agreement is the most senior officer of the Parent; (iv) the assignment of duties inconsistent with the Executive’s position or status with the Employer as of the Effective Date; (v) a relocation of the Executive’s primary place of employment to a location more than 25 miles further from the Executive’s primary residence than the current location of the Employer’s office in Westlake Village, California (the Executive acknowledges that he will be required to travel frequently in the performance of his obligations as Chief Executive Officer of the Parent and President of the Company; provided, however, that the amount of travel after a Change in Control cannot be more extensive than the amount before a Change in Control); (vi) any other material breach of the terms of this Agreement which is not cured within ten days after the Executive’s delivery of a written notice of such breach to the Employer; (vii) any purported termination of the Executive’s employment by the Employer that is not effected in accordance with the applicable provisions of this Agreement; (viii) the failure to be nominated for an additional term as a member of the Parent Board upon each expiration of such Parent Board term during the Employment Period; (ix) the failure of the Employer to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Employer within 15 days after a merger, consolidation, sale or similar transaction; or (x) the delivery of a notice of Non-Renewal by the Employer.  In order to invoke a termination for Good Reason, the Executive must deliver a written notice of the grounds for such termination within 60 days of the initial existence of the event giving rise to Good Reason and Employer shall have 30 days to cure the circumstances.  In order to terminate his employment, if at all, for Good Reason, Executive must terminate employment within 30 days of the end of the cure period if the circumstances giving rise to Good Reason have not been cured.  Executive acknowledges that, as of the Effective Date, no event that would constitute Good Reason has occurred.

 “Non-Compete Period” means the period commencing on the Effective Date and ending twelve months after the earlier of the expiration of the Employment Period or the Executive's Date of Termination.

“Parent Board” means the CapitalSource Inc. Board of Directors.

“Severance Payments” means (1) a lump sum cash payment equal to two times the Executive’s Base Salary as of the Date of Termination (except for purposes of Section 9(d)(ii), in lieu of the foregoing, the Executive shall receive a lump sum cash payment equal to two and one half times the Executive’s Base Salary as of the Date of Termination plus two and one half times the average bonuses earned for the two years prior to the year in which the Date of Termination occurs), (payment under this clause (1) shall be referred to hereafter as the “Severance Benefit”), (2) a pro-rata bonus for the year of termination payable when bonuses for such year are normally paid, and, if based on objective performance or other criteria, such bonus shall be based on actual achievement of such criteria for such year of termination, (3) all of Executive’s unvested and unexercisable equity awards that are outstanding as of the Date of Termination shall be vested in all circumstances, and all options shall remain exercisable for two years following the Date of Termination (but in no event, beyond the term of the options), or in a termination subject to Section 9(d)(ii), five years following the Date of Termination (or, in any case, if earlier, the original expiration date of the award, and (4) the Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Executive’s Date of Termination for 24 months in such medical, dental, hospitalization and life insurance coverages in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination or such earlier time that Executive becomes eligible for comparable benefits elsewhere; provided, however, if such insurance coverage cannot be provided by the Employer for any period after 18 months, the Employer will pay the Executive the amount on an after-tax basis equal to the COBRA premiums for the subsequent period. Notwithstanding the foregoing, for purposes of termination with Good Reason due to Non-Renewal by the Employer and provided that the Executive terminates his employment following the Non-Renewal in accordance with the notice and termination timing provisions of this Agreement, the Executive’s Severance Benefits instead shall be a lump sum payment equal to one times the Executive’s Base Salary as of the Date of Termination. Except for the circumstances described in the preceding sentence, under no other circumstances will Severance Benefits or other termination benefits under this Agreement be payable on account of Non-Renewal.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

CAPITALSOURCE INC.

/s/ John K. Delaney
Name: John K. Delaney Title: Chairman of the Board

CAPITALSOURCE BANK

/s/ Douglas H. Lowrey
Name: Douglas Hayes Lowrey Title: Chief Executive Officer and Chairman of the Board

EXECUTIVE

/s/ James J. Pieczynski
James J. Pieczynski

EXHIBIT A

General Release of Claims

                Consistent with Section 9 of the Amended and Restated Employment Agreement dated [                  ] among me, CapitalSource Inc. and CapitalSource Bank (the “Employment Agreement”) and in consideration for and contingent upon my receipt of the Accrued Benefits and the Severance Payments set forth in Section 9 of the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge CapitalSource Bank and CapitalSource Inc. (together, “CapitalSource”) and their past, current and future affiliated entities, as well as their predecessors, successors, assigns, and their past, current and former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by CapitalSource, the Employment Agreement, the termination of my employment with CapitalSource, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any claims arising under Sections 10, 11, or 12 of the Employment Agreement, any other right to indemnification that I may otherwise have, or any claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against CapitalSource or the other persons or entities released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorney’s fees incurred as a result of any such claims, demands or lawsuits.

This General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Article 49B of the Maryland Code, the California Fair Employment and Housing Act, and the California Family Rights Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), wage orders, claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against CapitalSource or the persons or entities released herein.

CapitalSource and I acknowledge that different or additional facts may be discovered in addition to what we now know or believe to be true with respect to the matters released in this General Release, and we agree that this General Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

Claims Excluded from this Release: However, notwithstanding the foregoing, nothing in this General Release shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws.  I understand that rights or claims under the Age Discrimination in Employment Act that may arise after I execute this General Release are not waived. Likewise, nothing in this General Release shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency.  Notwithstanding the foregoing, I agree to waive my right to recover individual relief in any charge, complaint, or lawsuit filed by me or anyone on my behalf.

          I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this General Release and that I have been encouraged by CapitalSource to discuss fully the terms of this General Release with legal counsel of my own choosing. Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If I elect to revoke this General Release in whole or in part within this seven-day period, I must inform CapitalSource by delivering a written notice of revocation to CapitalSource’s General Counsel, 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of CapitalSource and CapitalSource shall be relieved of all obligations to make the Severance Payments described in Section 9 of the Employment Agreement. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

James J. Pieczynski	Date